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                                                                     EXHIBIT 3.1

                                    FORM OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                      of

                  ST. JOHN KNITS INTERNATIONAL, INCORPORATED


          ST. JOHN KNITS INTERNATIONAL, INCORPORATED, a Delaware corporation formed on February 1, 1999 (the "Corporation"), does hereby certify that, pursuant to Section 245 of the Delaware General Corporation Law, the Corporation's Certificate of Incorporation is hereby restated to read in its entirety as follows:

          1. The name of the Corporation is St. John Knits International, Incorporated.

          2. The registered office and registered agent of the Corporation in the State of Delaware is RL&F Service Corp., One Rodney Square, Tenth Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

          3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

          4. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 22,000,000 shares, par value $.01 each, of which 20,000,000 shall be Common Stock and 2,000,000 shall be Preferred Stock. The Board of Directors of the Corporation is authorized (i) to fix the number of shares of any series of Preferred Stock;
(ii) to determine the designation of any series of Preferred Stock; (iii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; and (iv) as to any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of each such series subsequent to the issue of shares of that series.

          5. The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

          6. Except to the extent prohibited under the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          7.  Unless and except to the extent that the By-Laws of the
Corporation shall so require, the election of the Directors of the Corporation need not be by written ballot.
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          IN WITNESS WHEREOF, this Restated Certificate of Incorporation, having been approved by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the Delaware General Corporation Law, only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented with no discrepancy between those provisions and this Restated Certificate of
Incorporation and has been duly executed in its corporate name this     day of
, 1999.


                                      ST. JOHN KNITS INTERNATIONAL, INCORPORATED



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